FORM OF
                                    ADDENDUM
                                       TO
                                 SALES AGREEMENT

                              relating to shares of
                   capital stock and/or beneficial interest of

                            THE SELIGMAN MUTUAL FUNDS

                         between Seligman Advisors, Inc.
                                       and
                                   Dealer/Bank

Dear Dealer/Bank:

      Your sales agreement with Seligman Advisors, Inc. relating to the shares of capital stock and/or beneficial interest of the Seligman Mutual Funds (the "Agreement") is hereby amended to include the attached provisions, which are primarily related to the offering of Class R shares by certain of the Seligman Mutual Funds, as described in each applicable prospectus and statement of additional information for such funds. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement. The sale of any Class A, Class B, Class C, Class D or Class R Shares of a Seligman Mutual Fund will constitute your acceptance of and agreement with the terms set forth herein.

                                                  Seligman Advisors, Inc.


                                                  ------------------------------
                                                  Stephen J. Hodgdon, President

                                                  SELIGMAN ADVISORS, INC.
                                                  100 Park Avenue
                                                  New York, NY 10017

                                                  _________________, 2003

                          Amendments to Sales Agreement

1. The defined term "Shares" in the Agreement shall be deemed to include Class R Shares to the extent offered by the Funds.

2. The Dealer shall comply with all applicable law and applicable rules, including those of the National Association of Securities Dealers, Inc.

3. The references to "Class A, Class B, Class C, or Class D Shares" in paragraph (b) of Section 7 shall be amended and replaced with a reference to "Class A, Class B, Class C, Class D, or Class R Shares" in each of the places where that text occurs.

4.    The following shall be added to Section 7 of the Agreement:

      "(c) SAI shall be entitled to a CDSC on redemptions within twelve months of the initial purchase of Class R Shares by an investor. With respect to omnibus accounts in which Class R Shares are held at SDC in the Dealer's name, the Dealer agrees that by the tenth day of each month it will furnish to SDC a report of each redemption in the preceding month to which a CDSC was applicable, accompanied by a check payable to SAI in payment of the CDSC due.

5. After a payment option (i.e., 1% up-front payment with servicing fee commencing in year 2 or no up-front payment with servicing and distribution fees commencing from initial purchase) has been selected with respect to an eligible retirement plan account that is purchasing or has purchased Class R shares, the Dealer may not change that option with respect to such retirement plan account without the consent of SAI. In addition, no up-front payment shall be paid to any Dealer in connection with the purchase of Class R shares by an investor to the extent that such purchase is made within [30] days of a redemption another class of shares by such investor.

6. The POLICIES AND PROCEDURES of the Agreement are amended by inserting the following paragraph immediately after the second paragraph:

      "In addition, certain of the Funds also offer Class R Shares to certain eligible retirement plans as set forth in the applicable prospectuses ("Eligible Retirement Plans"). There are instances when one class of shares may be more appropriate than another. The Dealer must consider the specific circumstances of the Eligible Retirement Plan in determining which class of shares is more appropriate for that plan. For example, if an Eligible Retirement Plan would also be eligible for Class A Shares at net asset value, the plan may find the lower ongoing servicing fees shares preferable if the plan intends to own the shares for at least 18 months and does not anticipate significant purchases in later months or years, thereby minimizing the impact of the ongoing CDSC. On the other hand, an Eligible Retirement Plan may find the higher ongoing maintenance fees for Class R Shares preferable if such Eligible Retirement Plan intends to hold the Class R Shares of a Fund for at least twelve months (thereby eliminating the CDSC on all prior and future purchases Class R Shares of that Fund) and anticipates significant, ongoing purchases in later months and years."